Exhibit 99.1

Investor Relations:

July 26, 2021
Raul Jacob	Southern Copper Corporation (NYSE and BVL: SCCO)
Victor Pedraglio
+(602) 264-1375
southerncopper@southernperu.com.pe www.southerncoppercorp.com	• 2Q21 net sales were $2,897.0 million, 62.3% higher than 2Q20 mainly due to higher market metal prices for all our products. Metal prices increased for copper (+81.8%, LME), molybdenum (+68.6%) zinc (+48.3%), silver (+61.9%) and gold (+6.2%). On a year- to- date basis, net sales were 54.9% higher than in 2020.

•	2Q21 net income was $932.7 million, which represented a 259.4% increase with regard to the $259.5 million registered in 2Q20. The net income margin in 2Q21 was 32.2%, versus 14.5% in 2Q20. Our aggressive capital investment program─ which has spent US$ 10.6 billion in the last 10 years─ worked alongside an improvement in market prices to drive growth in net income this quarter. Through these investments, our Company has significantly increased its production in the last decade for copper (+109%), molybdenum (+49%) and silver (+70%) while improving cost efficiency and productivity. On a YoY basis, net income was 257.7% higher than in 2020.

•	2Q21 adjusted EBITDA was $1,862.4 million, which represented an increase of 141.9% with regard to the $770.0 million registered in 2Q20. The adjusted EBITDA margin in 2Q21 was 64.3% versus 43.1% in 2Q20. Adjusted EBITDA in 6M21 was $3,416.9 million, 129.5% higher than in 6M20. The adjusted EBITDA margin in 6M21 was 62.9% vs 42.5% in 6M20.

•	Copper production decreased 6.3% in 2Q21 in quarter-on-quarter terms to 237,110 tons. This result was driven by a drop in ore grades due to stripping and maintenance works that were rescheduled to this year after having been postponed in 2020 due the COVID 19 pandemic. Copper production fell 3.9% YoY to 475,512 tons. We expect copper production in 2021 to total 960,000 tons.

•	By-product production: Mined zinc production increased 8.9% this quarter due to an uptick in production at both the Charcas mine and the San Martin mine; these results were partially offset by lower production at the Santa Barbara mine. Molybdenum production decreased (-10.8%) in 2Q21 compared to 2Q20 due to a decrease in production at both the Toquepala and Buenavista mines; these results were partially offset by higher production at Cuajone and La Caridad. Mined silver production decreased by 16.1% in 2Q21 after production fell at our IMMSA, Buenavista and Toquepala operations.

•	Operating cash cost per pound of copper, including by-product revenue credits, was $0.59 in 2Q21, which represented an improvement of 11.5% compared to the $0.66 reported in 2Q20. In 6M21, the operating cash cost per pound of copper, including by-product revenue credits, was $0.66. This represented an improvement of 7.5% compared to the $0.72 reported in 6M20. These results were mainly due to an increase in by-product revenue credits, which was partially offset by an uptick in production costs.

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•	Cash flow from operating activities in 6M21 was $1,844.2 million, which represented an increase of 106.2% over the $894.5 million posted in 6M20. This improvement was attributable to strong cash generation at our operations, which was driven by an increase in metal prices and in cost-control efficiencies.

•	In 2Q21, we spent $219.8 million on capital investments, which reflected a 94.0% increase with regard to 2020 and represented 23.6% of net income this quarter. In the first half of the year, we spent $452.4 million on capital investments, which represented 26.7% of net income.

•	Dividends: On July 22, 2021, the Board of Directors authorized a dividend of $0.90 per share payable on August 26, 2021 for shareholders of record at the close of business on August 12, 2021.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “Continuing with our pledge to support the fight against the COVID-19 pandemic, we have partnered with the Ministry of Health in Peru to provide logistics to distribute and apply COVID-19 vaccines in the regions of Arequipa, Tacna, Moquegua, Cajamarca and Apurimac. This cooperative effort, which is the Company’s latest large-scale effort to combat the pandemic in both Mexico and Peru, will facilitate the process to vaccinate 424,000 people. All of these initiatives reflect the Company’s steadfast commitment to protecting the health, safety and well-being of our employees, their families and the communities in our operating areas.

On July 28th, Mr. Pedro Castillo will be sworn into office as the new President of Peru. We commend the Republic of Peru’s support of democracy, which has been unwavering over the last 20-plus years. At this time, the Company would like to reiterate its commitment to continue working with the government to underpin and bolster the country’s economic recovery.

In 2020, Southern Peru Copper Corporation, our Peruvian Branch, was at the top of the Lima Stock Exchange’s list of corporate tax contributors. We anticipate that in 2021, SPCC will also be a major tax contributor, based on projections for productivity and an upward trend in international metal prices. The Company’s significant fiscal contributions have been possible under the current tax structure, which applies progressive rates for the special mining tax and royalties.”

Key Financial Data

	Second Quarter					First Six Months
			Variance					Variance
	2021	2020	$		%	2021	2020	$		%

	(in millions except per share amount and %s)
Sales	$2,897.0	$1,785.4	$1,111.6		62.3%	$5,429.5	$3,505.1	$1,924.4		54.9%
Cost of sales	985.5	976.7	8.8		0.9%	1,929.3	1,932.4	-3.1		(0.2)%
Operating income	1,675.2	577.2	1098		190.2%	3,026.8	1,110.4	1,916.4		172.6%
Net income	$932.7	$259.5	$673.2		259.4%	$1,696.6	$474.3	$1,222.3		257.7%
Net income margin	32.2%	14.5%	17.7	pp	122.1%	31.2%	13.5%	17.7	pp	131.1%
Adjusted EBITDA	1,862.4	770.0	1,092.4		141.9%	3,416.9	1,488.8	1,928.1		129.5%
Adjusted EBITDA margin	64.3%	43.1%	21.2	pp	49.2%	62.9%	42.5%	20.4	pp	48.0%
Income per share	$1.21	$0.34	$0.87		255.9%	$2.19	$0.61	$1.58		259.0%
Capital investments	219.8	113.3	106.5		94.0%	452.4	214.3	238.1		111.1%

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Capital Investments

Peruvian Projects

Our current portfolio for approved projects in Peru totals $2.8 billion, $1.6 billion of which has already been invested. If we include the up-and-coming Michiquillay ($2.5 billion) and Los Chancas ($2.6 billion) projects, our total investment program in Peru reflects a commitment of $7.9 billion.

Tia Maria - Arequipa: Southern Copper has been consistently working to promote the welfare of the population of the Islay province. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region. We have also promoted agricultural and livestock activities in the Tambo Valley and supported growth in manufacturing, fishing and tourism in Islay.

On January 7th 2021, the mayor of the Islay province (Arequipa, Peru) awarded a City Diploma to SPCC in recognition of the Company’s efforts to assist the population of Islay during the COVID-19 pandemic. SPCC provided medical assistance, tests, oxygen, personal protection equipment and food stuffs to the population in the area of influence of the Tia Maria project.

We reiterate our view that the initiation of construction activities at Tia Maria will generate significant economic opportunities for the Islay province and the Arequipa region. Given the current Peruvian economic situation, it is crucial to move ahead on projects that will stimulate a sustainable growth cycle. We will make it a priority to hire local labor to fill the 9,000 jobs (3,600 direct and 5,400 indirect) that we expect to generate during Tia Maria’s construction. When operating, we expect Tia Maria to directly employ 600 workers and indirectly provide jobs for another 4,200. Additionally, from day one of our operations, we will generate significant contributions to revenues in the Arequipa region via royalties and taxes.

We expect the Peruvian government to acknowledge the significant progress the project has made on the social front and the important contributions that Tia Maria will generate for Peru´s economy and, consequently, take the necessary steps to provide SCC with adequate support to initiate construction.

Mexican Projects

Buenavista Zinc – Sonora: This project is located within the Buenavista facility and includes the development of a new concentrator to produce approximately 100,000 tons of zinc and 20,000 tons of copper per year. We have completed the basic engineering study and the detailed engineering study is 94% complete. In order to continue with the project, stronger preventive measures to combat COVID-19 have been put in place. Procurement has progressed 84%. Additionally, Construction Site Works are in progress. The project has all the necessary permits and the capital budget is $413 million. As of June 30, 2021, we have invested $178.2 million in this project. We expect to initiate operations in 2023. When completed, this new facility will double the Company’s zinc production capacity and provide 490 direct jobs and 1,470 indirect jobs.

Pilares – Sonora: Located 6 kilometers from La Caridad, this project consists of an open-pit mine operation with an annual production capacity of 35,000 tons of copper in concentrate. A new 25-meter wide off-road facility for mining trucks has been built and will be used to transport the ore from the pit to the primary crushers at the La Caridad copper concentrator. This project will significantly improve the overall mineral ore grade (combining the 0.78% expected from Pilares with the 0.34% from La Caridad). The budget for Pilares is $159 million and we expect the project to begin production in the 1Q22. As of June 30, 2021, we have invested $75.3 million in this project.

El Pilar – Sonora: This low-capital intensity copper greenfield project is strategically located in Sonora, Mexico, approximately 45 kilometers from our Buenavista mine. Its copper oxide mineralization contains estimated proven and probable reserves of 281 million tons of ore with an average copper grade of 0.301%. We anticipate that El Pilar will operate as a conventional open-pit mine with an annual production capacity of 36,000 tons of copper cathodes. This operation will use highly cost efficient and environmentally friendly SX-EW technology. The budget for El Pilar is $310 million. . As of June 30, 2021, we have invested $2.0 million in this project. We expect production to begin in 2023 and the mine life is estimated at 13 years. The results from experimental pads in the leaching process have confirmed adequate levels of copper recovery. The Company continues developing the project basic engineering and site environmental activities.

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El Arco - Baja California: This is a world-class copper deposit located in the central part of the Baja California peninsula with ore reserves of over 2.4 billion tons with an ore grade of 0.422%; 0.3 billion tons of leach material with an ore grade of 0.288%; and 0.11 grams of gold per ton. The project includes an open-pit mine combining concentrator and SX-EW operations. Annual production is expected to total 190,000 tons of copper and 105,000 ounces of gold with an estimated capital budget of $2.9 billion. As of June 30, 2021, we have invested $63.6 million in this project. The Company has started the baseline study and is reviewing the basic engineering analysis to request the environmental impact permit. Several years back, we began to acquire the rights to all relevant mining concessions in the area; this process was completed in 2020.

Environmental, Social & Governance (ESG) Investment

Southern Peru signed an inter-institutional cooperation agreement with the Ministry of Health of Peru that allows the Company to support the government in efforts to organize and implement 26 vaccination sites in the regions of Arequipa, Moquegua, Tacna, Cajamarca and Apurimac. The Company will donate more than USD $2.45 million to vaccinate 424 thousand-plus people over the next 2 months, which is equivalent to 40% of the population of these regions.

The aforementioned agreement was the third of three agreements signed with the government of President Sagasti to aggressively fight the pandemic. The first entailed a donation of 2,181.4 tons of medical oxygen, which was produced by the oxygen plants at our Ilo smelter to provide liquid oxygen to the southern regions of Peru. The second donated 4 oxygen plants (two of them mobile), which are currently operating in the regions of Tacna, Puno, Arequipa, Piura and Cajamarca.

Our company is committed with sourcing our operations with renewable energy. In 2020, 22% of Southern Copper Corporation’s electricity came from renewable sources. We are currently evaluating options to contract an additional portion of our power demand from renewable electricity. In 2022, we expect at least 25% of our energy supply will come from renewable electricity.

The percentage of recycled water from mining operations has increased 5% over the last three years and reached 74% in 2020. This represented savings of approximately 3.5 million cubic meters of fresh water a year. The Company has made major efforts to increase the amount of water available to the nearby communities in Mexico and Peru and has rehabilitated more than 200 kilometers of irrigation canals and 400 water reservoirs. These initiatives have benefitted 20 thousand farmers and in just 5 years, the Company has invested USD $79 million in water projects for communities.

Grupo Mexico published its Sustainable Development Report 2020, which contains information on Southern Copper Corporation’s progress in areas relative to sustainability and is aligned with the reporting standards of the Global Reporting Initiative (GRI) and, for the first time, also adheres to the frameworks of the Sustainability Accounting Standards Board (SASB) and the Task Force on Climate-Related Financial Disclosure. The 2020 version includes a section on the SCC’s response to the COVID-19 pandemic and provides greater detail on issues relative to economic, governance and climate change performance.

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Conference Call

The Company’s second quarter earnings conference call will be held on Tuesday, July 27, 2021, beginning at 12:00 PM – EST (11:00 AM Lima and Mexico City time).

To participate:

Dial-in number:	877-455-8486 in the U.S.
629-228-0768 outside the U.S.
Raul Jacob, SCC Vice President of Finance, Treasurer & CFO
Conference ID:	3395415 and “Southern Copper Corporation Second Quarter 2021 Earnings Results”

2Q21 www.southerncoppercorp.com	Page 5 of 11

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2021	3.85	3.86	11.19	1.25	26.29	1,797.80
2Q 2021	4.40	4.43	13.89	1.32	26.78	1,816.49
6M 2021	4.13	4.14	12.54	1.28	26.54	1,807.14

1Q 2020	2.56	2.57	9.56	0.97	16.87	1,583.23
2Q 2020	2.42	2.43	8.24	0.89	16.54	1,710.51
3Q 2020	2.96	2.94	7.57	1.06	24.59	1,911.36
4Q 2020	3.25	3.26	8.93	1.19	24.50	1,873.24
6M 2020	2.49	2.50	8.90	0.93	16.71	1.646.87
Average 2020	2.80	2.80	8.57	1.03	20.62	1,769.59

Variance: 2Q21 vs. 2Q20	81.8%	82.3%	68.6%	48.3%	61.9%	6.2%
Variance: 2Q21 vs. 1Q21	14.3%	14.8%	24.1%	5.6%	1.9%	1.0%
Variance: 6M21 vs. 6M20	65.9%	65.6%	40.9%	37.6%	58.8%	9.7%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	%	2021	2020	%
Copper (tons)
Mined	237,110	253,097	(6.3)%	475,512	495,064	(3.9)%
3rd party concentrate	3,655	5,357	(31.8)%	4,344	14,666	(70.4)%
Total production	240,765	258,454	(6.8)%	479,856	509,730	(5.9)%
Smelted	142,403	154,693	(7.9)%	293,997	318,077	(7.6)%
Refined and Rod	190,013	187,477	1.4%	392,262	401,529	(2.3)%
Sales	233,546	270,302	(13.6)%	473,730	521,835	(9.2)%

Molybdenum (tons)
Mined	6,982	7,824	(10.8)%	14,182	15,010	(5.5)%
Sales	6,952	7,814	(11.0)%	14,171	15,053	(5.9)%

Zinc (tons)
Mined	17,111	15,706	8.9%	33,577	34,969	(4.0)%
Refined	23,715	24,388	(2.8)%	42,083	52,948	(20.5)%
Sales	26,656	23,714	12.4%	39,169	52,599	(25.5)%

Silver (000s ounces)
Mined	4,644	5,538	(16.1)%	9,590	10,816	(11.3)%
Refined	3,307	3,904	(15.3)%	6,656	7,065	(5.8)%
Sales	4,576	6,069	(24.6)%	9,913	11,589	(14.5)%

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Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	VAR %	2021	2020	VAR %

	(in millions, except per share amount)
Net sales:	$2,897.0	$1,785.4	62.3%	$5,429.5	$3,505.1	54.9%%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	985.5	976.7	0.9%	1,929.3	1,932.4	(0.2)%
Selling, general and administrative	31.4	31.4	0.0%	61.6	60.6	1.7%
Depreciation, amortization and depletion	195.4	193.8	0.8%	396.0	386.8	2.4%
Exploration	9.5	6.3	50.8%	15.8	14.9	6.0%
Total operating costs and expenses	1,221.8	1,208.2	1.1%	2,402.7	2,394.7	0.3%

Operating income	1,675.2	577.2	190.2%	3,026.8	1,110.4	172.6%

Interest expense, net of capitalized interest	(89.3)	(92.1)	(3.0)%	(178.9)	(188.8)	(5.2)%
Other income (expense)	(8.2)	(1.0)	720.0%	(5.9)	(8.4)	(29.8)%
Interest income	1.3	4.3	(69.8)%	3.7	12.2	(69.7)%
Income before income tax	1,579.0	488.4	223.3%	2,845.7	925.4	207.5%
Income taxes	647.7	224.4	188.6%	1,155.2	446.2	158.9%
Net income before equity earnings of affiliate	931.3	264.0	252.8%	1,690.5	479.2	252.8%
Equity earnings of affiliate	5.1	(3.1)	(264.5)%	13.1	(2.1)	(723.8)%
Net Income	936.4	260.9	258.9%	1,703.6	477.1	257.1%

Less: Net income attributable to non-controlling interest	3.7	1.4	164.3%	7.0	2.8	150.0%

Net Income attributable to SCC	$932.7	$259.5	259.4%	$1,696.6	$474.3	257.7%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.21	$0.34	255.9%	$2.19	$0.61	259.0%
Dividends paid	$0.70	$0.20	250.0%	$1.30	$0.60	116.7%

Weighted average shares outstanding (Basic and diluted)	773.1	773.1		773.1	773.1

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Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,	June 30,
	2021	2020	2020

	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,394.3	$2,183.6	$1,808.8
Short-term investments	545.8	410.8	30.7
Accounts receivable	1,506.6	1,136.6	937.7
Inventories	893.9	950.2	1,039.0
Other current assets	170.9	134.0	102.1
Total current assets	5,511.5	4,815.2	3,918.3

Property, net	9,456.1	9,458.7	9,197.0
Leachable material, net	1,180.2	1,125.0	1,103.4
Intangible assets, net	140.1	143.0	145.9
Related parties receivable	-	-	58.5
Right-of-use assets	944.3	979.0	1,011.2
Deferred income tax	234.7	230.0	185.8
Other assets	228.5	195.6	184.9
Total assets	$17,695.4	$16,946.5	$15,805.0

LIABILITIES
Current liabilities:
Accounts payable	$560.8	$594.6	$554.8
Income taxes	460.8	340.9	44.1
Accrued workers’ participation	216.3	247.8	89.6
Other accrued liabilities	214.2	201.5	203.3
Total current liabilities	1,452.1	1,384.8	891.8

Long-term debt	6,545.9	6,544.2	6,542.6
Lease liabilities	872.3	908.4	941.5
Deferred income taxes	168.7	159.4	156.2
Other liabilities	128.3	128.7	134.4
Asset retirement obligation	555.3	545.0	268.9
Total non-current liabilities	8,270.5	8,285.7	8,043.6

EQUITY
Stockholders’ equity:
Common stock	3,463.7	3,450.3	3,427.0
Treasury stock	(3,075.8)	(3,063.5)	(3,041.5)
Accumulated comprehensive income	7,529.6	6,838.0	6,436.0
Total stockholders’ equity	7,917.5	7,224.8	6,821.5
Non-controlling interest	55.3	51.2	48.1
Total equity	7,972.8	7,276.0	6,869.6

Total liabilities and equity	$17,895.4	$16,946.5	$15,805.0

As of June 30, 2021, December 31, 2020 and June 30, 2020 there were 773.1 million shares outstanding.

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Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020

	(in millions)
OPERATING ACTIVITIES
Net income	$936.4	$260.9	$1,703.6	$477.1
Depreciation, amortization and depletion	195.4	193.8	396.0	386.8
Deferred income tax	42.1	(18.8)	3.2	(11.3)
Change in operating assets and liabilities	(118.8)	(20.1)	(248.0)	60.6
Other, net	6.4	3.5	(10.6)	(18.7)
Net cash provided by operating activities	1,061.5	419.3	1,844.2	894.5

INVESTING ACTIVITIES
Capital investments	(219.8)	(113.3)	(452.4)	(214.3)
Sale of short-term investment, net	(129.9)	10.1	(135.0)	50.0
Other, net	(10.4)	-	(10.5)	0.4
Net cash used in investing activities	(360.1)	(103.2)	(597.9)	(163.9)

FINANCING ACTIVITIES
Debt repaid	-	(400.0)	-	(400.0)
Dividends paid	(541.1)	(154.6)	(1,005.0)	(463.8)
Distributions to non-controlling interest	(1.6)	(0.2)	(2.9)	(2.5)
Other	0.2	-	0.2	0.1
Net cash used in financing activities	(542.5)	(554.8)	(1,007.7)	(866.2)

Effect of exchange rate changes on cash	(31.9)	(4.1)	(27.9)	19.3

Increase/(Decrease) in cash and cash equivalents	$127.0	$(242.8)	$210.7	$(116.3)

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Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Second Quarter		Year to date
	2021	2020	2021	2020
Net income attributable to SCC	$932.7	259.5	$1,696.6	$474.3
Add:
Net income attributable to the non-controlling interest	3.7	1.4	7.0	2.8
Income taxes	647.7	224.4	1,155.2	446.2
Interest expense	89.3	92.1	178.9	188.8
Depreciation, amortization and depletion	195.4	193.8	396.0	386.8
Fuel tax refund	-	-	-	-
Less:
Equity earnings of affiliate	(5.1)	3.1	(13.1)	2.1
Interest income	(1.3)	(4.3)	(3.7)	(12.2)
Adjusted EBITDA	$1,862.4	$770.0	$3,416.9	$1,488.8

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	2nd quarter 2021		2nd quarter 2020		First six months 2021		First six months 2020
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	985.5	194.1	976.7	180.3	1,929.3	189.4	1,932.4	182.4
Add:
Selling, general and administrative expenses	31.4	6.2	31.4	5.8	61.6	6.0	60.6	5.7
Treatment and refining charges net of sales premiums	(8.6)	(1.7)	10.2	1.9	(15.6)	(1.5)	9.5	0.9
Less:
Workers participation	(107.4)	(21.2)	(41.1)	(7.6)	(211.6)	(20.8)	(94.7)	(8.9)
Purchased concentrates from third parties	(68.6)	(13.5)	(144.2)	(26.6)	(109.8)	(10.8)	(273.5)	(25.8)
Other charges	(41.7)	(8.2)	(41.8)	(7.7)	(58.0)	(5.7)	(53.1)	(5.1)
Inventory change	27.3	5.4	(103.8)	(19.2)	(6.6)	(0.6)	(160.9)	(15.2)
Operating cash cost before by-product revenues	817.9	161.1	687.4	126.9	1,589.3	156.0	1,420.3	134.0

Less by-products revenue	(521.1)	(102.6)	(329.4)	(60.8)	(914.8)	(89.8)	(661.6)	(62.4)

Operating cash cost, net of by-products revenue	296.8	58.5	358.0	66.1	674.5	66.2	758.7	71.6

Total pounds of copper produced, in millions	507.7		541.7		1,018.5		1,059.6

2Q21 www.southerncoppercorp.com	Page 11 of 11